Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

On December 1, 2013, LTX-Credence Corporation (“LTXC or the “Company”) completed the previously announced purchase from Dover Printing & Identification, Inc. (“Dover”) or its specified affiliates (together with Dover, the “Sellers”) of all assets of the Sellers used exclusively or primarily in connection with Dover’s ECT and Multitest businesses (“ECT and Multitest” or, collectively, the “Acquired Businesses”) pursuant to the Master Sale and Purchase Agreement, dated September 6, 2013 (the “Purchase Agreement”), with Dover and, solely for the limited purposes set forth in the Purchase Agreement, Dover Corporation (“Dover Parent”). Pursuant to the Purchase Agreement, LTX-Credence also acquired all of the issued and outstanding capital stock and other equity interests of specified indirect subsidiaries of Dover Parent and its affiliates that were engaged in the Acquired Businesses, including Everett Charles Technologies LLC. Pursuant to the Purchase Agreement, LTXC has also agreed to assume certain liabilities related to the Acquired Businesses. The asset and share purchase transactions effected pursuant to the Purchase Agreement are collectively referred to as the “Acquisition.”

Pursuant to the Purchase Agreement, in connection with the closing of the Acquisition (the “Closing”), LTXC paid the Sellers an aggregate purchase price of $93.5 million, of which $73.5 million was paid in cash through a combination of existing cash-on-hand and bank debt and $20.0 million was paid by the issuance of promissory notes by LTXC to certain Sellers in the original aggregate principal amount of $20.0 million. Pursuant to the Purchase Agreement, the cash purchase price was subsequently increased by $11.5 million, an amount equal to specified cash balances held by the Acquired Businesses as of the Closing and decreased by an amount equal to any acquired indebtedness and the amount of certain transaction costs and employee related liabilities of the Acquired Businesses as of the Closing.

Subject to certain conditions, the original principal amount of the promissory notes are subject to reduction upon written certification from LTXC to Dover prior to January 1, 2015 of certain specified events related to LTXC’s relocation from or refurbishment of certain properties of the Acquired Businesses, or the prepayment of the promissory notes in full prior to such date. In February 2014, the Company provided Dover with written certification of relocation from a certain property of the Acquired Businesses. Consequently, the original principal amount of the promissory note issued to Dover was reduced by $1 million. The promissory notes accrue interest on the unpaid balance for each day that they remain outstanding after December 1, 2014 at a per annum rate equal to the London Interbank Offered Rate plus 10%, and may be prepaid by LTXC at any time without penalty prior to May 1, 2019.

After giving effect to the post-Closing purchase price adjustments described above, including the reduction to the promissory note, the aggregate purchase price paid to the Sellers as of the date of this current report is $104 million. The cash purchase price remains subject to a working capital adjustment as specified in the Purchase Agreement.

On or prior to December 1, 2013, LTXC and Dover, or their affiliates, respectively, also entered into a transition services agreement, an intellectual property termination agreement and a license agreement which govern certain ongoing relationships between LTXC and Dover and their respective affiliates following the Closing.

The unaudited pro forma combined statement of operations for the year ended July 31, 2013 and for the three months ended October 31, 2013 combines the respective historical audited and unaudited consolidated statements of operations of LTXC for the fiscal year ended July 31, 2013 and for the three months ended October 31, 2013, with the respective historical unaudited combined statements of operations of ECT and Multitest for the twelve months ended July 31, 2013 and the three months ended October 31, 2013, respectively, and gives effect to the unaudited pro forma adjustments necessary to account for the acquisition as if it had occurred on August 1, 2012.

The unaudited pro forma combined balance sheet as of October 31, 2013 combines the historical unaudited combined balance sheet of LTXC as of October 31, 2013 with the historical unaudited consolidated balance sheet of ECT and Multitest as of October 31, 2013, and gives effect to the unaudited pro forma adjustments necessary to account for the Acquisition as if it had occurred on October 31, 2013.

The unaudited pro forma combined financial information is provided for informational purposes only. The unaudited pro forma combined statement of operations is not necessarily indicative of operating results that would have been achieved had the Acquisition been completed as of August 1, 2012 and does not intend to project the future financial results of the Company after the Acquisition. The unaudited pro forma combined balance sheet does not purport to reflect the Company’s financial condition had the transaction been completed as of October 31, 2013 or any future or historical period. The unaudited pro forma combined statement of operations and balance sheet are based on certain assumptions, described in the accompanying notes, which management believes are reasonable and do not reflect the cost of any integration activities or the benefits from the Acquisition or synergies that may be derived.

The Acquisition of ECT and Multitest has been accounted for as a business combination for accounting purposes in accordance with the guidance in Financial Accounting Standards Board (“FASB”) ASC Topic 805, Business Combinations (“ASC 805”). The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting in accordance with ASC 805. The acquisition method of accounting is dependent upon certain valuations and other studies that are preliminary, based on work performed to date. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information. The Company anticipates that all the information needed to identify and measure values assigned to the assets acquired and liabilities assumed will be obtained and finalized during the one-year measurement period following the date of completion of the Acquisition, as required by ASC 805. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial statements and the combined company’s future results of operations and financial position.

LTX-CREDENCE CORPORATION

Unaudited Pro Forma Combined Balance Sheet

As of October 31, 2013

(In thousands)

	LTX- CREDENCE	ECT and Multitest	Pro Forma Adjustments		Combined
Cash and cash equivalents	$117,985	$12,976	$(36,217	)(a)	$94,744
Accounts receivable—trade	28,061	50,173	—		78,234
Accounts receivable—other	500	8,423	—		8,923
Inventories	29,238	35,730	6,461	(b)	71,429
Prepaid expenses and other current assets	3,031	2,570	69	(c)	5,670

Total current assets	178,815	109,872	(29,687)		259,000

Property and equipment, net	16,978	25,507	(4,622	)(d)	37,863
Goodwill	43,030	195,096	(195,096	)(e)	43,030
Intangible assets, net	1,378	20,528	(11,428	)(f)	10,478
Advances from Affiliates	—	34,399	(34,399	)(g)	—
Other assets	1,246	2,114	3,255	(c)	6,615

Total assets	$241,447	$387,516	$(271,977)		$356,986

Current portion of long term debt	$—	$—	$2,500	(c)	$2,500
Accounts payable	15,975	16,783	—		32,758
Accrued expenses	19,007	23,075	5,420	(h)	47,502
Deferred revenue	3,483	—	—		3,483

Total current liabilities	38,465	39,858	7,920		86,243

Term Loan	—	—	47,500	(c)	47,500
Subordinated Debt	—	—	19,000	(i)	19,000
Advances due to Affiliates	—	40,684	(40,684	)(g)	—
Other long-term liabilities	11,288	66,215	(62,733	)(j)	14,770

	49,753	146,757	(28,997)		167,513

Common stock	2,408	10,832	(10,832	)(k)	2,408
Additional paid-in capital	745,990	220,142	(220,142	)(k)	745,990
Accumulated other comprehensive income (loss)	39	36,966	(36,966	)(k)	39
Accumulated earnings (deficit)	(556,743)	(28,181)	24,960	(k)	(559,964)

Total stockholders’ equity	191,694	240,759	(242,980)		189,473

Total liabilities and stockholders equity	$241,447	$387,516	$(271,977)		$356,986

See Notes to Unaudited Pro Forma Combined Financial Statements

LTX-CREDENCE CORPORATION

Unaudited Pro Forma Combined Statement of Operations

For the fiscal year ended July 31, 2013

(In thousands, except per share amounts)

	LTX- CREDENCE	ECT and Multitest	Pro Forma Adjustments		Combined
Net product sales	$117,997	$259,849	$—		$377,846
Net service sales	33,985	7,212	—		41,197

Net sales	151,982	267,061	—		419,043
Cost of sales	71,223	186,087	1,628	(l)	258,938

Gross profit	80,759	80,974	(1,628)		160,105
Engineering and product development expenses	52,314	—	17,516	(m)	69,830
Selling, general, and administrative expenses	39,253	64,796	(8,307	) (n)	95,742
Amortization of purchased intangible assets	1,582	—	1,391	(o)	2,973
Restructuring charges	476	—	—		476

(Loss) income from operations	(12,866)	16,178	(12,228)		(8,916)

Other (expense) income:
Interest expense	(233)	(1,824)	(3,098	) (p)	(5,155)
Interest income	883	161	—		1,044
Other income (expense)	(186)	(471)	—		(657)

(Loss) income before income taxes	(12,402)	14,044	(15,326)		(13,684)
Provision for/(benefit from) income taxes	(275)	2,505	—		2,230

Net (loss) income	$(12,127)	$11,539	$(15,326)		$(15,914)

Net (loss) per share:
Basic	$(0.25)				$(0.33)
Diluted	$(0.25)				$(0.33)

Weighted-average common shares used in computing net (loss) per share:
Basic	47,719				47,719
Diluted	47,719				47,719

Comprehensive (loss):
Net (loss)	$(12,127)				$(15,914)
Unrealized (loss) on marketable securities	(294)				(294)

Comprehensive (loss)	$(12,421)				$(16,208)

See Notes to Unaudited Pro Forma Combined Financial Statements

LTX-CREDENCE CORPORATION

Unaudited Pro Forma Combined Statement of Operations

For the three months ended October 31, 2013

(In thousands, except per share amounts)

	LTX- CREDENCE	ECT and Multitest	Pro Forma Adjustments		Combined
Net product sales	$24,281	$70,304	$—		$94,585
Net service sales	8,486	1,874	—		10,360

Net sales	32,767	72,178	—		104,945
Cost of sales	15,636	48,991	128	(l)	64,755

Gross profit	17,131	23,187	(128)		40,190
Engineering and product development expenses	12,878	—	4,816	(m)	17,694
Selling, general, and administrative expenses	10,925	16,874	(2,234	) (n)	25,565
Amortization of purchased intangible assets	193	—	348	(o)	541

(Loss) income from operations	(6,865)	6,313	(3,058)		(3,610)

Other (expense) income:
Interest expense	(62)	(44)	(862	) (p)	(968)
Interest income	187	10	—		197
Other (expense)	(20)	(392)	—		(412)

(Loss) income before income taxes	(6,760)	5,887	(3,920)		(4,793)
Provision for/(benefit from) income taxes	140	(36)	—		104

Net (loss) income	$(6,900)	$5,923	$(3,920)		$(4,897)

Net (loss) per share:
Basic	$(0.14)				$(0.10)
Diluted	$(0.14)				$(0.10)

Weighted-average common shares used in computing net loss per share:
Basic	47,900				47,900
Diluted	47,900				47,900

Comprehensive (loss):
Net (loss)	$(6,900)				$(4,897)
Unrealized gain on marketable securities	103				103

Comprehensive (loss)	$(6,797)				$(4,794)

See Notes to Unaudited Pro Forma Combined Financial Statements

Notes to Unaudited Pro Forma Combined Financial Statements

(in thousands, unless otherwise noted)

Note 1. Basis of Presentation

The unaudited pro forma combined statement of operations for the year ended July 31, 2013 and for the three months ended October 31, 2013 combines the respective historical audited and unaudited combined statements of operations of LTXC for the fiscal year ended July 31, 2013 and for the three months ended October 31, 2013, with the respective historical unaudited combined statements of operations of ECT and Multitest for the twelve months ended July 31, 2013 and the three months ended October 31, 2013, respectively, and gives effect to the unaudited pro forma adjustments necessary to account for the acquisition as if it had occurred on August 1, 2012.

The unaudited pro forma combined balance sheet as of October 31, 2013 combines the historical unaudited combined balance sheet of LTXC as of October 31, 2013 with the historical unaudited combined balance sheet of ECT and Multitest as of October 31, 2013, and gives effect to the unaudited pro forma adjustments necessary to account for the acquisition as if it had occurred on October 31, 2013.

Pro forma adjustments reflected in the unaudited pro forma combined balance sheet and statement of operations are based on items that are directly attributable to the Acquisition and related financing, that are factually supportable and expected to have a continuing impact on the Company.

The Acquisition will be accounted for as a business combination. Accordingly, the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values. At this time, the Company is still finalizing its detailed valuation analyses to determine the fair values of ECT’s and Multitest’s assets and liabilities. Accordingly, the unaudited pro forma combined financial statements includes a preliminary allocation of purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. In addition, the Company has not performed the due diligence necessary to identify all of the adjustments required to conform ECT’s and Multitest’s accounting policies to the Company’s or to identify other items that could significantly impact the purchase price allocation or assumptions and adjustments made in the preparation of the unaudited pro forma combined financial statements. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded fair values of ECT’s and Multitest’s assets and liabilities, including, but not limited to, trademarks, customer relationships, other intangible assets and property, plant and equipment that could give rise to future amounts of depreciation or amortization expense that are not reflected in the information contained in the unaudited pro forma combined financial statements. Accordingly, once the necessary valuation analyses have been completed and the final purchase price allocation is completed, actual results may differ materially from the information presented in the unaudited pro forma combined financial statements. Additionally, the unaudited pro forma combined statements of operations do not reflect the cost of any integration activities or benefits from the Acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on the Company’s consolidated results of operations in periods following the completion of the Acquisition.

The following table reflects the preliminary estimate of the purchase price for ECT and Multitest:

Cash paid for Acquisition	$23,500
Bank term loan	50,000
Seller financing—Dover promissory note	20,000

Preliminary purchase price	93,500
Cash paid for certain balance sheet items	11,452
Less: Subsequent reduction in promissory note	(1,000)

Estimated purchase price	$103,952

ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Any excess fair value of acquired net assets over the Acquisition consideration results in a bargain purchase gain that must be recognized in the Company’s results of operations on the acquisition date. In accordance therewith, the Company estimates that it will recognize a gain on the bargain purchase of ECT and Multitest of $6.4 million.

The following table summarizes the preliminary amounts recognized for assets acquired and liabilities assumed as of the acquisition date. The allocation of purchase price is still preliminary as the Company is in the process of finalizing its valuation analysis. Any post-closing true-up adjustments will have a corresponding purchase price adjustment. Based on preliminary figures of ECT and Multitest’s working capital at December 1, 2013, the Company estimates the working capital true-up to be immaterial, so no amounts have been contemplated in the purchase price below:

Estimated net book value of net assets acquired as of December 1, 2013	$100,016
Identifiable intangible assets	9,100
Increase in inventory to fair value	6,461
Decrease in property and equipment to fair value	(4,622)
Deferred tax asset arising from purchase accounting adjustments	1,938
Deferred tax liabilities arising from purchase accounting adjustments	(3,503)
Estimated purchase price	(103,952)

Gain on bargain purchase	$5,438

For purposes of the unaudited pro forma combined financial statements, the estimated allocation to acquired identifiable intangible assets is expected to be within (but not limited to) the following general categories:

•	currently-marketed products, including patented and unpatented as well as core and completed technology;

•	trademarks and trade names; and

•	customer contracts/relationships.

The unaudited pro forma combined financial statements include estimated identifiable intangible assets with a fair value aggregating $9.1 million, which will be amortized based on the pattern and period over which the economic benefits of the intangible assets are realized. The current estimated weighted average period is 2.9 years. Independent valuation advisors were used to assist with the estimate of the identifiable intangible asset values. The estimated identifiable intangible asset value is primarily based on information and assumptions developed by LTXC management, certain publicly available information, and discussions with Multitest and ECT management. These estimates will be adjusted based upon the final valuation. The final valuation is expected to be completed within 12 months after the completion of the acquisition.

In accordance with the requirements FASB ASC Topic 350, Intangibles – Goodwill and Other (“ASC 350”), the Company has identified trademarks as having indefinite useful lives as they are owned and not licensed. Therefore these assets are not subject to amortization.

The Company determined that there were no significant in-process research and development projects acquired from ECT or MT.

As of the date of this filing, the Company expects to incur approximately $4.4 million of restructuring and integration charges associated with workforce reductions and facility consolidation associated with the Acquisition. In accordance with the provisions of ASC 805, the costs will be expensed as incurred and not allocated to the purchase price.

Upon completion of the fair value assessment after the Acquisition, LTXC anticipates that the final purchase price allocation may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to the gain on bargain purchase.

Note 2. Pro Forma Adjustments

The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:

a)	The pro forma adjustment to reflect net cash used for the Acquisition:

As of October 31, 2013
Net proceeds from Bank Term Loan	$48,735
Payments to Dover for Acquisition	(84,952)

Total	$(36,217)

b)	The pro forma adjustment reflects the increase to inventory to fair value based on preliminary valuations:

As of October 31, 2013
To record difference in book value and fair value of inventory acquired in the Acquisition	$6,461

c)	Record the proceeds from bank loan to current and long-term debt and capitalized debt origination fees as of October 31, 2013:

		As of October 31, 2013
	Allocation of Loan (ST/LT)		Allocation of Fees
Current portion of long-term debt	$2,500	5.00%	$69
Long-term debt, less current portion	47,500	95.00%	1,318

	$50,000		$1,387

Other assets also includes an adjustment for the deferred tax assets arising from purchase accounting adjustments of $1,938.

d)	Pro forma adjustment reflects the decrease to property and equipment to fair value based on preliminary valuations:

As of October 31, 2013

To record difference between book value and fair value of property and equipment acquired in the Acquisition	$(4,622)

e)	Pro forma adjustment to Goodwill consists of the following:

As of October 31, 2013

Elimination of pre-existing ECT and Multitest goodwill	$(195,096)

f)	Pro forma adjustments to other intangible assets, net consist of the following:

As of October 31, 2013

Elimination of pre-existing ECT and Multitest intangible assets	$(20,528)
Acquired identifiable intangible assets at fair value	9,100

Total	$(11,428)

For purposes of preparing the pro forma financial statements, the initial purchase price has been allocated to identifiable intangible assets as follows:

As of October 31, 2013

Trademarks	$4,900
Developed technology	3,700
Customer relationships	500

Total	$9,100

g)	Eliminate advances to/from affiliates that were not assumed in Acquisition:

As of October 31, 2013

Elimination of pre-existing advances from affiliates	$(34,399)

Elimination of pre-existing advances to affiliates	$(40,684)

h)	Adjustments to other accrued expenses include transaction costs associated with the Acquisition and deferred tax liabilities arising from purchase accounting adjustments:

As of October 31, 2013

Transaction related costs incurred but not paid	$3,000
Deferred tax liabilities arising from purchase accounting adjustments	2,420

$5,420

Transaction costs include certain legal and advisory services costs incurred in connection with the Acquisition.

i)	Record subordinated debt:

As of October 31, 2013

Subordinated Debt (Promissory Note to Dover)	$20,000
Less reduction related to execution of office leases by LTXC	(1,000)

Face value of promissory note	$19,000

Subject to certain conditions, the original principal amount of the promissory note may be reduced upon written certification from LTXC to Dover prior to January 1, 2015 of certain specified events related to LTXC’s relocation from or refurbishment of certain properties of the ECT and Multitest, or the prepayment of the promissory note in full prior to such date. In February 2014 the Company provided Dover with written certification of relocation from a certain property of the Acquired Businesses, triggering a reduction in the promissory note obligation. The impact of this reduction is reflected in the pro forma financials. The promissory note accrues interest on the unpaid balance for each day that it remains outstanding after December 1, 2014 at a per annum rate equal to the London Interbank Offered Rate plus 10%, and may be prepaid by LTXC at any time without penalty prior to May 1, 2019. The pro forma impact of this accrued interest is reflected in the consolidated pro forma income statements.

j)	Adjustments to other long-term liabilities include elimination of deferred tax liabilities that were not assumed in the Acquisition, and the impact of purchase accounting adjustments recorded:

As of October 31, 2013

Elimination of pre-existing deferred tax liabilities	$(63,816)
Deferred tax liabilities arising from purchase accounting adjustments	1,083

$(62,733)

k)	Adjustments to equity represent the elimination of ECT and Multitest’s historical equity and to record the effect on equity of items which would be recognized in results of operations in the application of purchase accounting:

As of October 31, 2013

Eliminate ECT and Multitest common stock	$(10,832)
Eliminate ECT and Multitest additional paid-in capital	(220,142)
Eliminate ECT and Multitest accumulated other comprehensive income	(36,966)
Eliminate ECT and Multitest accumulated deficit	27,181
Gain from bargain purchase	657
Certain Acquisition-related transaction costs	(2,878)

Total	$(242,979)

The gain from bargain purchase included in the accumulated deficit caption of the pro forma balance sheet was calculated using ECT and Multitest’s fair values at October 31, 2013 and is not indicative of the actual gain to be recognized as the actual gain will be measured on the fair values of the net assets acquired at the date of closing.

The Company may continue to incur transaction-related costs, including legal, accounting, valuation, employee retention and other costs subsequent to the Acquisition closing date and such costs will likely be significant; however no pro-forma adjustments for these costs were recorded.

l)	Adjustments to Cost of Sales represent the following:

	For the twelve months ending July 31, 2013	For the three months ending October 31, 2013

To record the cost of sales for inventory step-up based on inventory turnover	$6,461	$1,615
Engineering and product development expenses reclassified to conform to LTXC presentation	(4,833)	(1,487)

Total	$1,628	$128

m)	Reclassification of ECT and MT engineering and product development expenses from COGS and SG&A to conform to LTXC’s presentation:

	For the twelve months ending July 31, 2013	For the three months ending October 31, 2013

Engineering and product development expenses from COGS	$4,833	$1,487
Engineering and product development expenses from SG&A	12,683	3,328

Total	$17,516	$4,816

n)	Adjustments to selling, general and administrative expenses relate to the following:

	For the twelve months ending July 31, 2013	For the three months ending October 31, 2013

Engineering and product development expenses moved to Engineering	$(12,683)	$(3,328)
Depreciation on acquired property and equipment at historical value (1)	5,400	1,350
Depreciation recorded on property and equipment step-down in fair value	(1,024)	(256)

Total	$(8,307)	$(2,234)

(1)	The acquired entities were considered as discontinued operations by the Sellers, and therefore no depreciation expense was recorded in the historical financials for the acquired assets. This adjustment represents the estimated depreciation expense that would have been recognized by the Sellers for these assets in the periods represented.

o)	Pro forma amortization expense for the twelve months ended July 31, 2013 and three months ended October 31, 2013 of $1.4 million and $0.3 million, respectively, was recorded based on the pattern over which the economic benefits of the definite-lived intangible assets are expected to be realized, which does not include acquired Trademarks. The current estimated weighted average life is 2.9 years. Amortization expense based on the pattern over which the economic benefits of the intangible assets are to be realized for each of the succeeding five years approximates:

For the twelve months ending July 31, 2013
Year
2014	$1,391
2015	854
2016	565
2017	435
2018	326
Thereafter	629

Total	$4,200

p)	Proforma interest expense includes annual and quarterly estimated interest expense on the Company’s long term debt of $50 million and the subordinated promissory note of $20 million, as follows:

	For the twelve months ending July 31, 2013	For the three months ending October 31, 2013

Interest on long-term debt	$(1,453)	$(451)
Imputed interest on promissory note	(1,645)	(411)

Total	$(3,098)	$(862)

Note 3. Valuation of Intangible Assets

The estimated purchase price for the acquisition of the Acquired Businesses of Dover has been allocated to tangible assets acquired and liabilities assumed based on their estimated fair values. LTXC has then allocated the purchase price in excess of net tangible assets acquired to identifiable intangible assets, based upon a detailed valuation that uses information and assumptions provided by management, as further described below.

Note 4. Identifiable Intangible Assets

As part of the preliminary purchase price allocation, ECT and Multitest identifiable intangible assets include developed technology, customer relationships and trademarks. ECT and Multitest’s developed technology relates to patents, patent applications and know-how with respect to the technologies embedded in its currently marketed products.

LTXC primarily used the income approach to value the developed technology and other acquired identifiable intangible assets. This approach calculates fair value by estimating future cash flows attributable to each intangible asset and discounting the future cash flows to present value using a risk adjusted discount rate.

In estimating the useful life of the acquired intangible assets, we considered paragraph 11 of ASC 350, which lists the pertinent factors to be considered when estimating the useful life of an intangible asset. These factors include a review of the expected use by the combined company of the assets acquired, the expected useful life of another asset (or group of assets) related to the acquired assets, legal, regulatory or other contractual provisions that may limit the useful life of an acquired asset or may enable the extension of the useful life of an acquired asset without substantial cost, the effects of obsolescence, demand, competition and other economic factors, and the level of maintenance expenditures required to obtain the expected future cash flows from the asset. We will amortize these intangible assets over their estimated useful lives using a method that is based on estimated future cash flows as we believe this amortization methodology approximates the pattern in which the economic benefits of the intangible assets will be derived.

In accordance with the provisions of ASC 350, the Company has identified Trademarks as having indefinite useful life as they are owned and not licensed, and therefore these assets are not subject to amortization. The Company will test these assets for impairment at least annually, or if a triggering event occurs, more frequently.